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                      MODIFICATION TO EMPLOYMENT AGREEMENT

     This Modification to Employment Agreement, dated as of January 5, 1995, is by and between Lamonts Apparel, Inc., a Delaware corporation ("Company"), and Alan Schlesinger ("Executive").

     WHEREAS, Executive and the Company have entered into an agreement, dated as of October 15, 1994 (the Employment Agreement), pursuant to which the Company employed Executive; and

     WHEREAS, Executive has undertaken employment as the Chief Executive Officer and has been elected as Chairman of the Board of Directors; and

     WHEREAS, the Company and the Executive desire to make certain modifications to the Employment Agreement to enable the parties to accomplish certain of the intended objectives of the Employment Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employment Agreement is hereby modified as follows:

     A.   MODIFICATIONS

          1. Paragraph 2(e) of the Employment Agreement deleted and replaced with the following provision;

          "(e) CAR ALLOWANCE. Executive shall be entitled to receive a car allowance of up to $7,200 per annum, payable annually in advance, for business-related expenses incurred in the use of one personal vehicle."

          2. Paragraph 2(f) of the Employment Agreement is deleted and replaced with the following provision:

          "(f) MOVING AND RELATED COSTS. The Company shall pay Executive $47,000 on the date hereof, as the agreed relocation benefit to be provided to the Executive. Executive shall promptly relocate his principal residence to the Seattle, Washington, area; provided, that in the event Executive resigns or is terminated within 6 months or such longer period as the parties may agree Executive shall not be required to permanently relocate his principal residence to the Seattle, Washington area and Executive shall repay to the Company such portion of such relocation benefit that Executive has not used on travel and temporary living expenses.

          3. Paragraph 2(g) is deleted and replaced with the following provisions:

          "(g) COMPENSATION FOR LOST BENEFITS. The Company shall pay Executive $168,000 on the date hereof in full compensation for all compensation and benefits forfeited by Executive from his previous employer.

          4.   Paragraph 2(h)(i) of the Employment Agreement is hereby deleted.

     B.   RESERVATION OF RIGHTS

          This Modification of Employment Agreement is intended only to modify the specific provisions set forth above in order to accommodate the respective interests of the parties under the circumstances under which this Modification is made. Neither the making of this Modification, nor the making of any term or provision hereof, nor the performance of any such terms shall act as a release, waiver, discharge, accord, satisfaction, novation, estoppel, or act in any other fashion to prejudice any rights, claims or causes of action or defenses of the parties, their agents, employees or representatives.


Dated:
          --------------                --------------------------
                                        Alan Schlesinger

Dated:                                  LAMONTS APPAREL, INC.
          --------------


                                        By
                                           ------------------------
                                           Name:  Earle Spokane
                                           Title: Chief Financial Officer